Exhibit 99.1

New Mountain Finance Corporation Announces Financial Results for the Quarter Ended June 30, 2021

NEW YORK--(BUSINESS WIRE)--August 4, 2021--New Mountain Finance Corporation (NASDAQ: NMFC) (the "Company", "we", "us" or "our") today announced its financial results for the quarter ended June 30, 2021 and reported second quarter net investment income of $0.30 per weighted average share. At June 30, 2021, net asset value (“NAV”) per share was $13.33, compared to $12.85 at March 31, 2021. The Company also announced that its board of directors declared a third quarter distribution of $0.30 per share, which will be payable on September 30, 2021 to holders of record as of September 16, 2021. For additional details related to the quarter ended June 30, 2021, please refer to the New Mountain Finance Corporation Form 10-Q filed with the SEC and the supplemental investor presentation which can be found on the Company's website at http://www.newmountainfinance.com.

Selected Financial Highlights

(in thousands, except per share data)	June 30, 2021
Investment Portfolio(1)	$3,110,310
Total Assets	$3,180,060
Total Statutory Debt(3)	$1,539,632
NAV(2)	$1,292,130

NAV per Share	$13.33
Statutory Debt/Equity	1.19x

Investment Portfolio Composition	June 30, 2021	Percent of Total
First Lien	$1,606,232	51.6%
Second Lien(1)	677,856	21.8%
Subordinated	37,982	1.2%
Preferred Equity	201,053	6.5%
Investment Fund	252,400	8.1%
Common Equity and Other(4)	334,787	10.8%
Total	$3,110,310	100.0%

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(1)	Includes collateral for securities purchased under collateralized agreements to resell.
(2)	Excludes non-controlling interest in New Mountain Net Lease Corporation (“NMNLC”).
(3)	Excludes the Company’s United States (“U.S.”) Small Business Administration (“SBA”)-guaranteed debentures. Includes premium received on additional convertible notes issued in June 2019.
(4)	Includes investments held in NMNLC.

We believe that the strength of the Company’s unique investment strategy – which focuses on middle market defensive growth companies that are well researched by New Mountain Capital, L.L.C. (“New Mountain”), a leading alternative investment firm, is underscored by continued stable credit performance. The Company has had only ten portfolio companies, representing approximately $236 million of the cost of all investments made since inception in October 2008, or approximately 2.8% of $8.4 billion, go on non-accrual.

Robert A. Hamwee, CEO, commented: “Our portfolio continued to perform well through Q2, as evidenced by over 85% of our companies maintaining the green rating, as well as ongoing growth in book value, which improved an additional $0.48 to $13.33. We are pleased to highlight the write up in valuation of both Edmentum, which reflects the valuation the company recently raised new equity capital at to finance a significant acquisition, and New Mountain Net Lease Corporation, which reflects meaningful increases in fair value due to market demand in prime real estate locations.”

John R. Kline, President and COO, commented: “We are pleased to announce again, a third quarter distribution of $0.30 per share payable on September 30, 2021 to holders of record as of September 16, 2021. NMFC is on track to fully cover this distribution with net investment income earned in the third quarter. We remain committed to paying quarterly dividends of at least $0.30 per share over at least the next six quarters as we expect our consistent performance will continue.”

“We believe New Mountain’s strategy of focusing on 'defensive growth' industries and on companies that we know well continues to prove to be a successful strategy,” added Steven B. Klinsky, NMFC Chairman. “We believe one of our keys to success is the strength of the team, which we continue to build over time, now at approximately 190 employees.”

Portfolio and Investment Activity1

As of June 30, 2021, the Company’s NAV was approximately $1,292.1 million and its portfolio had a fair value of approximately $3,110.3 million in 102 portfolio companies, with a weighted average YTM at Cost2 of approximately 8.8%. For the three months ended June 30, 2021, the Company generated approximately $52.9 million of originations in five new portfolio companies and approximately $49.4 million of originations, including commitments3 for follow-on investments in eight portfolio companies held as of March 31, 2021. For the three months ended June 30, 2021, the Company had cash repayments3 of approximately $94.9 million.

Consolidated Results of Operations4

The Company’s total investment income for the three months ended June 30, 2021 and 2020 was approximately $66.2 million and $65.7 million, respectively.

The Company’s total net expenses, after income tax expense, for the three months ended June 30, 2021 and 2020 were approximately $37.4 million and $38.4 million, respectively. Total net expenses, after income tax expense, for the three months ended June 30, 2021 and 2020 consisted of approximately $17.9 million and $19.2 million, respectively, of costs associated with the Company’s borrowings and approximately $17.2 million and $16.9 million, respectively, in net management and incentive fees. Since the Company’s initial public offering (“IPO”), the base management fee calculation has deducted the borrowings under the New Mountain Finance SPV Funding, L.L.C. credit facility (the “SLF Credit Facility”). The SLF Credit Facility had historically consisted of primarily lower yielding assets at higher advance rates. As part of an amendment to the Company’s existing credit facilities with Wells Fargo Bank, National Association, the SLF Credit Facility merged with and into the New Mountain Finance Holdings, L.L.C. credit facility (the “Holdings Credit Facility”) on December 18, 2014. Post credit facility merger and to be consistent with the methodology since the IPO, New Mountain Finance Advisers BDC, L.L.C. (the “Investment Adviser”) will continue to waive management fees on the leverage associated with those assets held under revolving credit facilities that share the same underlying yield characteristics with investments that were leveraged under the legacy SLF Credit Facility. Effective as of and for the quarter ended March 31, 2021 through the quarter ending December 31, 2022, the Investment Adviser has entered into a fee waiver agreement pursuant to which the Investment Adviser will waive base management fees in order to reach a target base management fee of 1.25% on gross assets (the “Reduced Base Management Fee”) as opposed to the Company’s current base management fee of 1.75% on gross assets less the borrowings under the SLF Credit Facility and less cash and cash equivalents (the “Base Management Fee”). If, for any quarterly period during the term of the fee waiver agreement, the Reduced Base Management Fee would be greater than the Base Management Fee calculated under the terms of the Investment Management Agreement, the Investment Adviser shall only be entitled to the lesser of those two amounts. The Investment Adviser cannot recoup management fees that the Investment Adviser has previously waived. For the three months ended June 30, 2021 and 2020 management fees waived were approximately $3.8 million and $3.2 million, respectively. The Company’s net direct and indirect professional, administrative, other general and administrative and income tax expenses for the three months ended June 30, 2021 and 2020 were approximately $2.3 million and $2.3 million, respectively.

For the three months ended June 30, 2021 and 2020, the Company recorded approximately $47.0 million and $49.1 million, respectively, of net realized and unrealized gains.

Liquidity and Capital Resources

As of June 30, 2021, the Company had cash and cash equivalents of approximately $27.8 million and total statutory debt outstanding of approximately $1,539.6 million5, which consisted of approximately $505.2 million of the $730.0 million of total availability on the Holdings Credit Facility, $98.0 million of the $188.5 million of total availability on the Company’s senior secured revolving credit facility (the “NMFC Credit Facility”), $223.5 million of the $280.0 million of total availability on the Company’s secured revolving credit facility (the “DB Credit Facility”), $0 of the $50.0 million of total availability on the uncommitted revolving loan agreement (the “Unsecured Management Company Revolver”), $0 of the $10.0 million of total availability on the senior secured revolving credit facility (the “NMNLC Credit Facility II”), $201.4 million6 of convertible notes outstanding and $511.5 million of unsecured notes outstanding. Additionally, the Company had $300.0 million of SBA-guaranteed debentures outstanding as of June 30, 2021.

Portfolio and Asset Quality1

The Company puts its largest emphasis on risk control and credit performance. On a quarterly basis, or more frequently if deemed necessary, the Company formally rates each portfolio investment on a scale of one to four. Each investment is assigned an initial rating of a “2” under the assumption that the investment is performing materially in-line with expectations. Any investment performing materially below our expectations, where the risk of loss has materially increased since the original investment, would be downgraded from the “2” rating to a “3” or a “4” rating, based on the deterioration of the investment. An investment rating of a “4” could be moved to non-accrual status and the final development could be an actual realization of a loss through a restructuring or impaired sale.

As of June 30, 2021, seven portfolio companies had an investment rating of “3” and four portfolio companies had an investment rating of “4”. The Company’s investments in the portfolio companies with an investment rating of “3” had an aggregate cost basis of approximately $201.2 million and an aggregate fair value of approximately $146.1 million. The Company’s investment in portfolio companies with an investment rating of “4” had an aggregate cost basis of approximately $99.2 million and an aggregate fair value of approximately $34.7 million.

Recent Developments

On July 29, 2021, the Company’s board of directors declared a third quarter 2021 distribution of $0.30 per share payable on September 30, 2021 to holders of record as of September 16, 2021.

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[1]	Includes collateral for securities purchased under collateralized agreements to resell.
[2]

References to “YTM at Cost” assume the accruing investments, including secured collateralized agreements, in our portfolio as of a certain date, the ‘‘Portfolio Date’’, are purchased at cost on that date and held until their respective maturities with no prepayments or losses and are exited at par at maturity. This calculation excludes the impact of existing leverage. YTM at Cost uses the LIBOR curves at each quarter’s respective end date. The actual yield to maturity may be higher or lower due to the future selection of LIBOR contracts by the individual companies in the Company’s portfolio or other factors.

[3]	Excludes revolving credit facilities, netbacks, payment-in-kind (“PIK”) interest, bridge loans, return of capital and realized gains / losses.
[4]

Excludes net income related to non-controlling interests in NMNLC. For the quarter ended June 30, 2021, $0.4 million of dividend income is excluded from investment income, $0.0 million of net direct and indirect professional, administrative, other general and administrative is excluded from net expenses and $2.9 million of unrealized gains is excluded from net realized and unrealized gains. For the quarter ended June 30, 2020, $0.3 million of dividend income is excluded from investment income.

[5]	Excludes the Company’s United States (“U.S.”) Small Business Administration (“SBA”)-guaranteed debentures.
[6]	Includes premium received on additional convertible notes issued in June 2019.

Conference Call

New Mountain Finance Corporation will host a conference call at 10 a.m. Eastern Time on Thursday, August 5, 2021, to discuss its second quarter 2021 financial results. All interested parties may participate in the conference call by dialing +1 (877) 443-9109 approximately 15 minutes prior to the call. International callers should dial +1 (412) 317-1082. This conference call will also be broadcast live over the Internet and can be accessed by all interested parties through the Company's website, http://ir.newmountainfinance.com. To listen to the live call, please go to the Company's website at least 15 minutes prior to the start of the call to register and download any necessary audio software. Following the call, you may access a replay of the event via audio webcast on our website. We will be utilizing a presentation during the conference call and we have posted the presentation to the investor relations section of our website.

New Mountain Finance Corporation
Consolidated Statements of Assets and Liabilities
(in thousands, except shares and per share data)
(unaudited)

	June 30, 2021	December 31, 2020
Assets
Investments at fair value
Non-controlled/non-affiliated investments (cost of $2,294,920 and $2,281,184 respectively)	$2,260,701	$2,249,615
Non-controlled/affiliated investments (cost of $105,573 and $115,543, respectively)	158,056	103,012
Controlled investments (cost of $649,282 and $600,942, respectively)	670,131	600,875
Total investments at fair value (cost of $3,049,775 and $2,997,669, respectively)	3,088,888	2,953,502
Securities purchased under collateralized agreements to resell (cost of $30,000 and $30,000, respectively)	21,422	21,422
Cash and cash equivalents	27,809	78,966
Interest and dividend receivable	32,290	28,411
Receivable from unsettled securities sold	–	9,019
Receivable from affiliates	–	117
Deferred tax asset	–	101
Other assets	9,651	5,981
Total assets	$3,180,060	$3,097,519

Liabilities
Borrowings
Unsecured Notes	$511,500	$453,250
Holdings Credit Facility	505,163	450,163
SBA-guaranteed debentures	300,000	300,000
DB Credit Facility	223,500	244,000
Convertible Notes	201,469	201,520
NMFC Credit Facility	98,000	165,500
Deferred financing costs (net of accumulated amortization of $37,264 and $33,325, respectively)	(23,044)	(16,839)
Net borrowings	1,816,588	1,797,594
Interest payable	17,250	15,587
Payable for unsettled securities purchased	15,213	26,842
Management fee payable	9,921	10,419
Incentive fee payable	7,298	7,354
Payable to affiliates	945	867
Deferred tax liability	13	–
Other liabilities	1,746	1,967
Total liabilities	1,868,974	1,860,630
Commitments and contingencies
Net Assets
Preferred stock, par value $0.01 per share, 2,000,000 shares authorized, none issued	–	–
Common stock, par value $0.01 per share, 200,000,000 shares authorized, and 96,906,988 and 96,827,342 shares issued and outstanding, respectively	969	968
Paid in capital in excess of par	1,270,719	1,269,671
Accumulated undistributed (overdistributed) earnings	20,442	(48,764)
Total net assets of New Mountain Finance Corporation	$1,292,130	$1,221,875
Non-controlling interest in New Mountain Net Lease Corporation	18,956	15,014
Total net assets	$1,311,086	$1,236,889

Total liabilities and net assets	$3,180,060	$3,097,519

Number of shares outstanding	96,906,988	96,827,342
Net asset value per share of New Mountain Finance Corporation	$13.33	$12.62

New Mountain Finance Corporation
Consolidated Statements of Operations
(in thousands, except shares and per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Investment income
From non-controlled/non-affiliated investments:
Interest income (excluding Payment-in-kind ("PIK") interest income)	$39,819	$45,969	$79,379	$102,529
PIK interest income	2,064	2,891	4,598	3,917
Non-cash dividend income	2,967	2,300	5,368	4,624
Other income	1,578	1,117	4,402	2,588
From non-controlled/affiliated investments:
Interest income (excluding PIK interest income)	563	570	1,026	1,182
PIK interest income	-	(1,805)	–	(1,348)
Dividend income	-	689	–	1,409
Non-cash dividend income	1,545	-	3,050	(3,418)
Other income	103	284	205	575
From controlled investments:
Interest income (excluding PIK interest income)	1,169	1,596	2,317	2,570
PIK interest income	3,466	2,142	6,770	4,149
Dividend income	11,117	7,725	21,592	15,954
Non-cash dividend income	1,334	1,502	2,615	4,140
Other income	836	987	2,947	1,180
Total investment income	66,561	65,967	134,269	140,051
Expenses
Incentive fee	7,298	6,896	14,546	14,722
Management fee	13,725	13,134	27,145	26,992
Interest and other financing expenses	17,871	19,229	37,256	41,423
Administrative expenses	1,029	1,239	2,158	2,279
Professional fees	764	969	1,490	1,874
Other general and administrative expenses	466	442	908	941
Total expenses	41,153	41,909	83,503	88,231
Less: management fees waived	(3,804)	(3,183)	(7,441)	(6,726)
Less: expenses waived and reimbursed	-	(335)	–	(335)
Net expenses	37,349	38,391	76,062	81,170
Net investment income before income taxes	29,212	27,576	58,207	58,881
Income tax expense (benefit)	22	(7)	23	(7)
Net investment income	29,190	27,583	58,184	58,888
Net realized gains (losses):
Non-controlled/non-affiliated investments	157	(3,759)	338	(4,461)
Non-controlled/affiliated investments	1	-	(12,211)	-
Controlled investments	22	3	1,557	7
New Mountain Net Lease Corporation	-	-	–	812
Net change in unrealized appreciation (depreciation):
Non-controlled/non-affiliated investments	(10,921)	51,466	(2,650)	(88,817)
Non-controlled/affiliated investments	35,972	(2,771)	65,014	(13,607)
Controlled investments	24,757	4,587	20,916	(48,221)
New Mountain Net Lease Corporation	-	-	–	(812)
(Provision) benefit for taxes	-	(377)	(115)	521
Net realized and unrealized gains (losses)	49,988	49,149	72,849	(154,578)
Net increase (decrease) in net assets resulting from operations	79,178	76,732	131,033	(95,690)
Less: Net increase in net assets resulting from operations related to non-controlling interests in New Mountain Net Lease Corporation	(3,366)	(251)	(3,731)	(186)
Net increase (decrease) in net assets resulting from operations related to New Mountain Finance Corporation	$75,812	$76,481	$127,302	$(95,876)
Basic earnings (loss) per share	$0.78	$0.79	$1.31	$(0.99)
Weighted average shares of common stock outstanding-basic	96,828,217	96,827,342	96,827,782	96,827,342
Diluted earnings (loss) per share	$0.71	$0.72	$1.20	$(0.99)
Weighted average shares of common stock outstanding-diluted	110,085,802	110,084,927	110,085,367	110,084,927
Distributions declared and paid per share	$0.30	$0.30	$0.60	$0.64

ABOUT NEW MOUNTAIN FINANCE CORPORATION

New Mountain Finance Corporation is a closed-end, non-diversified and externally managed investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. The Company’s investment objective is to generate current income and capital appreciation through the sourcing and origination of debt securities at all levels of the capital structure, including first and second lien debt, notes, bonds and mezzanine securities. The Company’s first lien debt may include traditional first lien senior secured loans or unitranche loans. Unitranche loans combine characteristics of traditional first lien senior secured loans as well as second lien and subordinated loans. Unitranche loans will expose the Company to the risks associated with second lien and subordinated loans to the extent it invests in the “last out” tranche. In some cases, the investments may also include small equity interests. The Company’s investment activities are managed by its Investment Adviser, New Mountain Finance Advisers BDC, L.L.C., which is an investment adviser registered under the Investment Advisers Act of 1940, as amended. More information about New Mountain Finance Corporation can be found on the Company’s website at http://www.newmountainfinance.com.

ABOUT NEW MOUNTAIN CAPITAL

New Mountain Capital is a New York-based investment firm that emphasizes business building and growth, rather than debt, as it pursues long-term capital appreciation. The firm currently manages private equity, public equity, and credit funds with over $33 billion in assets under management. New Mountain seeks out what it believes to be the highest quality growth leaders in carefully selected industry sectors and then works intensively with management to build the value of these companies. For more information on New Mountain Capital, please visit http://www.newmountaincapital.com.

FORWARD-LOOKING STATEMENTS

Statements included herein may contain “forward-looking statements”, which relate to our future operations, future performance or our financial condition. Forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties, including the impact of COVID-19 and related changes in base interest rates and significant volatility on our business, portfolio companies, our industry and the global economy. Actual results and outcomes may differ materially from those anticipated in the forward-looking statements as a result of a variety of factors, including those described from time to time in our filings with the Securities and Exchange Commission or factors that are beyond our control. New Mountain Finance Corporation undertakes no obligation to publicly update or revise any forward-looking statements made herein, except as may be required by law. All forward-looking statements speak only as of the time of this press release.

Contacts

New Mountain Finance Corporation
Investor Relations
Shiraz Y. Kajee, Authorized Representative
NMFCIR@newmountaincapital.com
(212) 220-3505